Merix Corporation Announces Viasystems' Filing of a Registration Statement for the Proposed Merger

BEAVERTON, OR -- (Marketwire - November 17, 2009) - Merix Corporation (NASDAQ: MERX) today announced that Viasystems Group, Inc. ("Viasystems") filed a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC") on Thursday, November 12, 2009 in connection with the proposed merger between Merix and Viasystems. The registration statement contains Merix' preliminary proxy statement relating to the special meeting of Merix' shareholders to consider the proposed merger. The registration statement is available for review under Viasystems' filings on the SEC's website at http://www.sec.gov.

The time, date and place of the special meeting of Merix' shareholders to approve the transaction has not been set because Merix and Viasystems are awaiting a decision from the SEC as to whether the registration statement will be reviewed.

Important Merger Information and Additional Information

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, Viasystems and Merix have or will file relevant materials with the SEC. Viasystems has filed a Registration Statement on Form S-4 that includes a proxy statement of Merix and which also constitutes a prospectus of Viasystems. Merix will mail the proxy statement/prospectus to its shareholders. Investors are urged to read the proxy statement/prospectus regarding the proposed transaction because it will contain important information. The proxy statement/prospectus and other documents that have been filed by Viasystems and Merix with the SEC will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Merix Corporation, 15725 SW Greystone Court, Suite 200, Beaverton Oregon 97006, Attention: Investor Relations or by directing a request when such a filing is made to Viasystems Group, Inc., 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105, Attention: Investor Relations.

Participants in Solicitation

Viasystems, Merix, their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Merix is set forth in Merix' definitive proxy statement, which was filed with the SEC on August 26, 2009. Information about the directors and executive officers of Viasystems is set forth in the Form 10-K of Viasystems, Inc., which was filed with the SEC on March 30, 2009. Investors may obtain additional information regarding the interests of such participants by reading the preliminary proxy statement/prospectus included in the registration statement on Form S-4 that Viasystems has filed and any amendments to the preliminary proxy statement/prospectus that Merix or Viasystems may file with the SEC.

Merix Investor Relations Contact:
Allen Muhich
Vice President - Finance
503.716.3700